Exhibit 99.1

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>K N I G H T  R I D D E R<
       NEWS RELEASE

                                                                   KNIGHT RIDDER
                                                        50 WEST SAN FERNANDO ST.
                                                              SAN JOSE, CA 95113

       KNIGHT RIDDER DISCUSSES FIRST QUARTER ESTIMATE AT MEDIA CONFERENCE

          LAS VEGAS, April 8, 2003 - In a presentation at the A.G. Edwards Media and Entertainment Conference today, Knight Ridder Chairman and CEO Tony Ridder said that advertising revenue has been negatively affected by the war in Iraq.

          "However, we anticipate that earnings per share will improve slightly over the first quarter of last year, when EPS was $.60," Ridder said.

          Certain statements contained in the presentation were forward-looking. They are based on management's current knowledge of factors affecting Knight Ridder's business. Actual results could differ materially from those currently anticipated, depending upon - but not limited to - the effects of interest rates, of national and local economies on revenue, of the evolution of the Internet, of unforeseen changes in the price of newsprint and of negotiations and relations with labor unions.

          Knight Ridder (NYSE: KRI) is the nation's second-largest newspaper publisher, with products in print and online. The company publishes 31 daily newspapers in 28 U.S. markets, with a readership of 8.3 million daily and 12.1 million Sunday. Knight Ridder also has investments in a variety of Internet and technology companies and two newsprint companies. The company's Internet operation, Knight Ridder Digital, develops and manages the company's online properties. It is the founder and operator of Real Cities (www.RealCities.com), the largest national network of city and regional Web sites in 68 U.S. markets. Knight Ridder and Knight Ridder Digital are located in San Jose, Calif.

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For more information, call Vice President/Corporate Relations Polk Laffoon at
408-938-7838 (e-mail: Plaffoon@knightridder.com), or Director/Corporate Communications Lee Ann Schlatter at 408-938-7839 (e-mail:
Lschlatter@knightridder.com), or visit Knight Ridder's Web site at www.kri.com.

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